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                                                                EXHIBIT 99(a)(9)
PRESS RELEASE



           BERKSHIRE HATHAWAY OBTAINS FTC AND CANADIAN COMPETITION
                BUREAU CLEARANCE FOR BENJAMIN MOORE ACQUISITION


          Omaha, Nebraska and Montvale, New Jersey -- December 7, 2000 -- Berkshire Hathaway Inc. (NYSE: BRK.A, BRK.B) and Benjamin Moore & Co. (OTCBB:
MBEN .OB) announced today that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to Berkshire Hathaway's tender offer for Benjamin Moore & Co. has expired. The applicable waiting period under the Competition Act (Canada), as amended, also has expired, and the Canadian Competition Bureau has notified Berkshire Hathaway that it does not intend to challenge the tender offer. The expiration of the two waiting periods clears the way for Berkshire Hathaway to acquire Benjamin Moore.

          The tender offer is scheduled to expire at midnight New York City time, on Friday, December 15, 2000, unless it is extended.

          The tender offer was commenced on November 17, 2000, by B Acquisition, Inc., a wholly owned subsidiary of Berkshire Hathaway, for all of the outstanding shares of common stock of Benjamin Moore at the cash price of $37.82 per share. The tender offer is subject to certain conditions, including the tender of not less than two-thirds of the outstanding common stock of Benjamin Moore on a fully diluted basis.

          Upon successful completion of the tender offer, Berkshire Hathaway and Benjamin Moore intend to merge B Acquisition with and into Benjamin Moore. Pursuant to this merger, the remaining shareholders of Benjamin Moore will receive the same amount per share as paid in the tender offer, and Benjamin Moore will become a wholly owned subsidiary of Berkshire Hathaway. The total value of the transaction is approximately $1 billion dollars.

          Benjamin Moore, a leading manufacturer and retailer of premium paints, stains, and industrial coatings, was founded in 1883. Headquartered in Montvale, New Jersey, Benjamin Moore's products are distributed throughout North American through a network of authorized dealers.

          Berkshire Hathaway is a holding company which owns subsidiaries engaged in a diverse number of business activities. The most important of these is the property and casualty insurance business conducted on both a direct and reinsurance basis through a number of subsidiaries.

          This press release contains forward-looking statements with respect to management's beliefs about the financial conditions, results of operations, and business of Berkshire Hathaway and Benjamin Moore. These statements involve risk and uncertainties. The actual outcome could differ materially from that contemplated by such statements. Factors that could cause or contribute to such differences could include, but are not limited to, general
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business conditions, strength of retail economy and growth in the coatings industry, unusual weather conditions, and competition in the coatings business, as well as other risks detailed herein and in reports filed by Benjamin Moore with the Securities and Exchange Commission ("SEC").

          Benjamin Moore shareholders are advised to read the tender offer statement (including an offer to purchase, letter of transmittal, and related tender offer documents) regarding the acquisition of Benjamin Moore referenced in this news release, which has been filed by Berkshire Hathaway and B Acquisition with the SEC, and the related solicitation/recommendation statement filed by Benjamin Moore with the SEC. The tender offer statement and the solicitation/recommendation statement contain important information which should be read carefully before any decision is made with respect to the tender offer. These documents are available to all shareholders of Benjamin Moore at no expense to them. These documents also are available at no charge at the SEC's web site, www.sec.gov.


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FOR FURTHER INFORMATION, PLEASE CONTACT:

     Berkshire Hathaway:  Marc Hamburg
                          (402) 346-1400

     Benjamin Moore:      Eileen McComb
                          (201) 573-6620

     Hill and Knowlton:   Marisa Jacobs
                          (212) 885-0390